As filed with the Securities and Exchange Commission on January 27, 2005
                                                                   811-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Claymore Municipal High Income Fund

Address of Principal Business Office:
         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number: (630) 505-3736

Name and address of agent for service of process:
         Nicholas Dalmaso
         Claymore Advisors, LLC
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  [X]  NO [ ]


                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 27th day of January 2005.

   CLAYMORE MUNICIPAL HIGH INCOME FUND


   /s/ Nicholas Dalmaso                              /s/ Nicholas Dalmaso
   -------------------------------          Attest: ---------------------------
   By:  Nicholas Dalmaso                            By:  Nicholas Dalmaso
   Trustee                                          Trustee